LightPath Technologies Announces Fourth Quarter and Fiscal 2010 Financial Results

Reports Positive Net Income on Increased Revenues and Gross Margin Improvements in the Fourth Quarter

ORLANDO, Fla., Sept. 16 /PRNewswire-FirstCall/ -- LightPath Technologies, Inc. (Nasdaq: LPTH) (the "Company", "LightPath", or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2010. Actual results were in line with the Company's preliminary results issued on August 25, 2010. Full details are available in the Company's Annual Report on Form 10-K filed today with the SEC at www.sec.gov.

Highlights:

  Net income for the fourth quarter of fiscal 2010 was approximately $92,000 compared to a loss of approximately $318,000 for the fourth quarter of fiscal 2009.
  Revenue for the fourth quarter of fiscal 2010 was $2.8 million compared to $1.6 million for the fourth quarter of fiscal 2009.
  Backlog scheduled to ship within the next 12 months was $2.9 million as of June 30, 2010, an increase of $600,000 from June 30, 2009.
  Gross margin was 51% for the fourth quarter of fiscal 2010 as compared to 33% for the fourth quarter of fiscal 2009.
  EBITDA for the fourth quarter of fiscal 2010 improved to income of $488,000 compared to a loss of $21,000 in the fourth quarter of fiscal 2009.
  Cash on hand as of June 30, 2010 was $1.5 million as compared to $580,000 on June 30, 2009.
  Unit shipment volume in precision molded optics was up 292% in the fourth quarter of fiscal 2010 compared to the same period last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to report LightPath has continued its trend of positive net income in the fourth quarter of fiscal 2010.  During the fourth quarter, our revenues rose 75% over the same quarter in the prior year, gross margin increased both from the third quarter to the fourth quarter and year-over-year to 51% and expenses remained relatively flat. Unit shipment volume in precision molded optics increased substantially by 292% in the fourth quarter of fiscal 2010 compared to the same period last year."

Gaynor continued, "One measure the Company uses to measure performance is EBITDA.  EBITDA has improved from a loss of $21,000in the fourth quarter of fiscal 2009 to income of $488,000 in the fourth quarter of fiscal 2010, a gain of $509,000.  As we continue to grow our top-line and increase our unit volume, we anticipate better fixed cost utilization. A greater percentage of our revenues will drop to the bottom-line, delivering gross margin, EBITDA and net income improvements going forward."

"While the U.S. optics market showed signs of an economic rebound in fiscal 2010, Asia represents a significant new market for future growth.  Our Shanghai-based facility has taken over 95% of our total production and has enabled us to make the transition into low-cost, high-volume production. While we continue to implement this new business strategy, we anticipate production levels to ramp up significantly at our Shanghai facility. Minimal capital expenditure would be required for future expansion, providing us the ability to meet growing demand for high-volume, low-cost lenses used in laser systems, laser tools, biomedical instrumentation, and telecommunications equipment, primarily produced by Original Equipment Manufacturers based in Asia," Gaynor added.

He concluded, "Overall, given the uncertain market conditions, our outlook for the future is positive but cautious over the short-term. Given the opportunities we see for LightPath in the low cost commercial markets and infrared markets, especially in Asia, we are very optimistic for our long-term business. Our efforts to penetrate high-volume, lower cost commercial markets in Asia show tremendous promise for the upcoming fiscal year. We are excited by the acceptance of the new products, such as our blue laser collimating lenses, which have shown quick market uptake and helped contribute to increased quote activity in recent weeks. We expect our upward growth trend to continue in fiscal 2011."

Financial Results for Three Months Ended June 30, 2010

Revenue for the fourth quarter of fiscal 2010 totaled $2.8 million compared to $1.6 million for the fourth quarter of fiscal 2009, an increase of 75%. The increase from the fourth quarter of fiscal 2009 was primarily attributable to higher sales volumes of precision molded optics, GRADIUM lenses and isolators. Our precision molded optics sales units were significantly higher as a result of our increased production capability and our pursuit of high volume low cost lens business. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 increased to 51% from 33%. Total manufacturing cost of $1.4 million was approximately $310,000 higher in the fourth quarter of fiscal 2010 compared to the same period of the prior fiscal year. The manufacturing cost increase was a reflection of an increase in costs in order to support higher production and sales volumes. Unit shipment volume in precision molded optics was up 292% in the fourth fiscal quarter of 2010 compared to the same period last year. This resulted in better absorption of overhead costs which in turn resulted in improved fixed cost utilization and lowers our unit cost.  Direct costs, which include material, labor and services increased to 26% of revenue in the fourth quarter of fiscal 2010, as compared to 23% of revenue in the fourth quarter of fiscal 2009 due to a product mix change. Gross margins improved as a result of the cost reduction programs we have implemented, better production yields and efficiencies and improved overhead absorption with the increased volume.

During the fourth quarter of fiscal 2010, total costs and expenses increased $465,000 to $1.2 million compared to $690,000 for the same period in fiscal 2009. Expenses in the fourth quarter of last year were $370,000 lower due to non recurring events resulting in reductions to general and administrative expenses; receipt of $183,000 from our D&O insurance carrier as a refund of legal expenses and receipt of $186,000 in excess cost reimbursement from the Chinese government related to the move of our manufacturing facility in Shanghai.  Included in total costs and expenses for the fourth quarter of fiscal 2010 were $937,000 in selling, general and administrative expenses. As a result, total operating income for the fourth quarter of fiscal 2010 improved to $282,000 compared to a loss of ($159,000) for the same period in fiscal 2009.

Interest expense was approximately $193,000 in the fourth quarter of fiscal 2010 as compared to $163,000 in the fourth quarter of fiscal 2009. The convertible debentures issued in August 1, 2008 accounted for approximately $193,000 of interest during the quarter ended June 30, 2010.  This includes periodic interest at 8% and amortization of the related debt issuance costs and debt discount, and write off of debt issue costs, prepaid interest and debt discount for debentures converted into shares of common stock during the fourth quarter of fiscal 2010.

Net income for the fourth quarter of fiscal 2010 was $92,000 or $0.01 per basic and diluted common share, compared with a net loss of ($318,000) or ($0.05) per basic and diluted per common share for the same period in fiscal 2009.  This represents a $410,000 increase in net income compared to the fourth quarter of fiscal 2009. Weighted-average basic shares outstanding increased to 8,858,563 in the fourth quarter of fiscal 2010 compared to 6,691,966 in the fourth quarter in fiscal 2009 primarily due to the issuance of shares of common stock related to the private placements in the first and fourth quarter of fiscal 2010.

Financial Results for Year Ended June 30, 2010

Revenue for the fiscal year 2010 totaled $9.3 million compared to $7.5 million for fiscal year 2009, an increase of 24%. The increase from the prior fiscal year was primarily attributable to higher sales volumes for precision molded optics and GRADIUM lenses offset by lower sales for isolators and collimators. Our precision molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of producing high volume low cost lenses. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in fiscal 2010 compared to fiscal 2009 increased to 47% from 27%. Total manufacturing cost of $4.9 million was $511,000 lower in fiscal 2010 compared to the prior fiscal year. This was due to lower production costs for labor and materials. Unit shipment volume in precision molded optics is up 176% in fiscal 2010 compared to last year. This resulted in better absorption of overhead costs which in turn resulted in improved fixed cost utilization and lower our unit cost.  Direct costs, which include material, labor and services were 24% of revenue in fiscal 2010, as compared to 23% in the prior year. Gross margins improved as a result of the cost reduction programs we implemented and better production yields and efficiencies.

During fiscal 2010, total costs and expenses decreased $398,000 to $4.2 million compared to $4.6 million for fiscal 2009. Included in total costs and expenses for fiscal 2010 were $3.3 million in selling, general and administrative expenses, which decreased $377,000 or 10% from $3.6 million in the prior fiscal year. We had a reduction of $255,000 due to lower salaries and benefits, a $29,000 reduction of Director compensation, and decrease in legal costs of $262,000.  We had higher investor relations expenses of $267,000 for our new radio and television campaign during fiscal 2010. During fiscal 2009 there were two non recurring events resulting in reductions to general and administrative expenses; receipt of $183,000 from our D&O insurance carrier as a refund of legal expenses and receipt of $186,000 in excess cost reimbursement from the Chinese government related to the move of our manufacturing facility in Shanghai. During fiscal 2010 there were some one-time events resulting in a net reduction of approximately $331,000 in general and administrative expenses; receipts of $556,000 on our D&O insurance as a refund for legal expenses, a litigation settlement, $76,000 reduction of legal expenses related to the reversal of accruals for litigation and reduction for reversal of royalty accrual of approximately $68,000.

Interest expense was approximately $728,000 for fiscal 2010 as compared to approximately $1,315,000 for fiscal 2009. Approximately $5,600 of the interest expense for fiscal 2010 is attributable to our equipment term loan and our capital equipment lease. The convertible debentures issued on August 1, 2008 accounted for approximately $722,000 and $1.3 million of interest during fiscal 2010 and 2009, respectively. This represents periodic interest of 8%, amortization and write-off of the related debt issuance costs and debt discount, for fiscal 2009 and value of common shares and warrants issued as incentive to participate in the December 2008 convertible debenture placement and to induce the conversion of the debentures to shares of common stock.  On December 31, 2008, 25% of the debentures were converted into shares of common stock and $304,382 of debt discount and $121,255 of debt issue costs were written-off to interest expense in the second quarter of fiscal 2009. Included in these totals are related debt discount, debt issue costs and prepaid interest for $262,500 of debentures which were converted into common stock during fiscal 2010.

Net loss for fiscal 2010 was $561,000 or $0.07 per basic and diluted common share, compared with a net loss of $3.8 million or $0.62 per basic and diluted per common share for fiscal 2009. This represents a $3.3 million decrease in net loss compared to fiscal 2009. Weighted-average shares outstanding increased to 8,139,852 in fiscal 2010 compared to 6,167,827 in fiscal 2009 primarily due to the issuance of shares of common stock related to the private placement in the first and fourth quarters of fiscal 2010.

Cash and cash equivalents totaled $1.5 million at June 30, 2010. Total current assets and total assets at June 30, 2010 were $4.8 million and $7.5 million compared to $3.3 million and $5.8 million, respectively, at June 30, 2009. Total current liabilities and total liabilities at June 30, 2010 were $1.1 million and $3.2 million compared to $2.0 million and $4.1 million, respectively, for June 30, 2009. As a result, the current ratio as of June 30, 2010 improved to 4.41 to 1 compared to 1.59 to 1 as of June 30, 2009. Total stockholders' equity at June 30, 2010 totaled $4.2 million compared to $1.7 million at June 30, 2009.

As of June 30, 2010 our backlog of orders scheduled to ship in the next 12 months, was $2.9 million compared to $2.3 million as of June 30, 2009.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 16th at 4:00 p.m. EDT to discuss the Company's financial and operational performance for the fourth quarter of fiscal year 2010.

Conference Call Details

Date: Thursday, September 16, 2010

Time: 4:00 p.m. (EDT)

Dial-in Number: 1-877-407-8033

International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin."  Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates   our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LIGHTPATH TECHNOLOGIES, INC. EBITDA (Unaudited)

	Three months ended		Year ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income (loss)	$ 91,686	$ (317,568)	$ (560,959)	$ (3,823,060)
Depreciation and amortization	203,249	133,483	700,475	565,988
Interest expense	193,488	162,942	727,937	1,336,520
EBITDA	$ 488,423	$ (21,143)	$ 867,453	$ (1,920,552)

Financial Comparison of Selected Profit and Loss Items As Reported Compared to Excluded Items (000's)
	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
As reported:
Revenue	1,590	1,557	2,226	2,660	2,807
Gross profit	530	888	1,269	1,409	1,370
%	33%	43%	43%	47%	51%
Total costs and expenses	690	1,196	754	1,048	1,155
Net income (loss)	(318)	(706)	42	12	92
EBITDA	(21)	(382)	363	397	488

Non recurring items **	(274)	132	(298)	(36)	126

Excluding non-recurring items:
Revenue	1,590	1,557	2,226	2,660	2,807
Gross profit	530	888	1,200	1,409	1,370
%	33%	57%	54%	53%	49%
Total costs and expenses	964	1,064	984	1,084	1,029
Net income (loss)	(592)	(574)	(256)	(24)	218
EBITDA excluding non recurring items	(295)	(250)	65	437	614
** Non-recurring items include: D&O insurance claim proceeds, legal expenses related to litigation settlement, business interruption payments for Shanghai plant move and other miscellaneous items.

LIGHTPATH TECHNOLOGIES, INC. Consolidated Balance Sheets

	June 30,	June 30,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$1,464,351	$579,949
Trade accounts receivable, net of allowance of $22,930 and $26,131	1,804,063	973,634
Inventories, net	1,137,678	983,278
Other receivables	-	183,413
Prepaid interest expense	167,635	366,219
Prepaid expenses and other assets	223,908	173,882
Total current assets	4,797,635	3,260,375
Property and equipment - net	2,344,692	2,024,571
Intangible assets - net	134,001	166,869
Debt costs, net	151,530	299,080
Other assets	27,737	78,701
Total assets	$7,455,595	$5,829,596
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$511,523	$1,376,599
Accrued liabilities	179,370	181,318
Accrued payroll and benefits	396,863	332,609
Note payable, current portion	-	152,758
Capital lease obligation, current portion	-	5,050
Total current liabilities	1,087,756	2,048,334

Deferred rent	569,286	644,056
8% convertible debentures to related parties, net of debt discount	213,890	175,255
8% convertible debentures, net of debt discount	1,339,975	1,270,725
Total liabilities	3,210,907	4,138,370

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	-	-
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 8,971,638 and 6,696,992
shares issued and outstanding, respectively	89,716	66,970
Additional paid-in capital	206,277,806	203,151,364
Foreign currency translation adjustment	23,466	58,233
Accumulated deficit	(202,146,300)	(201,585,341)
Total stockholders’ equity	4,244,688	1,691,226
Total liabilities and stockholders’ equity	$7,455,595	$5,829,596

LIGHTPATH TECHNOLOGIES, INC. Consolidated Statements of Operations
	(Unaudited) Three months ended June 30,		(audited) Twelve months ended June 30,
	2010	2009	2010	2009
Product sales, net	$ 2,806,773	$ 1,589,692	$ 9,250,621	$ 7,489,545
Cost of sales	1,369,525	1,059,235	4,935,755	5,446,518
Gross margin	1,437,248	530,457	4,314,866	2,043,027
Operating expenses:
Selling, general and administrative	937,129	480,838	3,259,551	3,636,093
New product development	219,159	200,821	869,440	887,400
Amortization of intangibles	8,217	8,217	32,868	32,868
Gain on sale of property and equipment	(9,138)	-	(9,138)	(5,244)
Total costs and expenses	1,155,367	689,876	4,152,721	4,551,117
Operating income (loss)	281,881	(159,419)	162,145	(2,508,090)
Other income (expense):
Interest expense	(57,919)	(48,281)	(210,002)	(254,622)
Interest expense - debt discount	(96,949)	(81,997)	(370,385)	(640,695)
Interest expense - debt costs	(38,620)	(32,664)	(147,550)	(225,228)
Interest expense - warrants to induce conversion	-	-	-	(215,975)
Investment and other income	3,293	4,793	4,833	21,550
Total other expense, net	(190,195)	(158,149)	(723,104)	(1,314,970)
Net income (loss)	$ 91,686	$ (317,568)	$ (560,959)	$ (3,823,060)
Income (Loss) per common share (basic)	$ 0.01	$ (0.05)	$ (0.07)	$ (0.62)
Number of shares used in per share calculation	8,858,563	6,691,966	8,139,852	6,167,827

LIGHTPATH TECHNOLOGIES, INC. Consolidated Statements of Cash Flows
	Year ended June 30,
	2010	2009
Cash flows from operating activities
Net loss	$ (560,959)	$ (3,823,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	700,475	565,988
Interest from amortization of debt discount	370,385	640,695
Fair value of warrants issued to induce debenture conversion	-	215,975
Interest from amortization of debt costs	147,550	255,228
Issuance of common stock for interest on convertible debentures	-	97,633
Common stock issued for legal settlement	50,000	-
Gain on sale of property and equipment	(9,138)	(5,244)
Stock based compensation	160,416	156,267
Change in provision for doubtful accounts receivable	(3,201)	(18,731)
Deferred rent	(74,770)	421,238
Common stock issued for payment of consulting services	150,000	61,799
Changes in operating assets and liabilities:
Trade accounts receivables	(827,228)	379,953
Other receivables	183,413	(183,413)
Inventories	(154,400)	340,277
Prepaid expenses and other assets	199,522	81,125
Accounts payable and accrued liabilities	(802,770)	(653,683)
Net cash used in operating activities	(470,705)	(1,467,953)
Cash flows from investing activities
Purchase of property and equipment	(987,728)	(563,764)
Proceeds from sale of equipment	9,138	37,791
Net cash used in investing activities	(978,590)	(525,973)
Cash flows from financing activities
Proceeds from exercise of stock options	8,393	-
Proceeds from sale of common stock, net of costs	2,371,688	-
Proceeds from sale of common stock from employee stock purchase plan	6,857	14,220
Borrowings on 8% convertible debenture, net of issuance costs	-	2,568,749
Exercise of warrants	139,334	-
Payments on secured note payable	-	(260,828)
Payments on capital lease obligation	(5,050)	(18,603)
Payments on note payable	(152,758)	(124,984)
Net cash provided by financing activities	2,368,464	2,178,554
Effect of exchange rate on cash and cash equivalents	(34,767)	36,864
Increase in cash and cash equivalents	884,402	221,492
Cash and cash equivalents, beginning of period	579,949	358,457
Cash and cash equivalents, end of period	$ 1,464,351	$ 579,949
Supplemental disclosure of cash flow information:
Interest paid in cash	$ 3,477	$ 34,817
Income taxes paid	5,940	9,753
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	262,500	732,250
Prepaid interest through the issuance of common stock	-	453,993
Fair value of warrants issued to broker of debt financing	-	194,057
Fair value of warrants and incentive shares issued to debenture holders	-	790,830
Intrinsic value of beneficial conversion feature underlying convertible debentures	-	600,635

LIGHTPATH TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY Years ended June 30, 2009 and 2010

				Foreign
	Class A		Additional	Currency		Total
	Common Stock		Paid-in	Translation	Accumulated	Stockholders’
	Shares	Amount	Capital	Adjustment	Deficit	Equity
Balances at June 30, 2008	5,331,664	$ 53,317	$ 199,847,356	$ 21,369	$ (197,762,281)	$ 2,159,761
Issuance of common stock for:
Current interest on convertible debentures	103,971	1,040	96,593	-	-	97,633
Incentive to participate in convertible debenture placement, recorded as debt discount	73,228	732	74,399	-	-	75,131
Prepayment of future interest on convertible debentures	589,614	5,896	448,099	-	-	453,995
Conversion of 25% of debentures	475,496	4,755	727,495	-	-	732,250
Payment on consulting service arrangements	74,839	748	61,051	-	-	61,799
Vested restricted stock units	33,400	334	(334)	-	-	-
Employee Stock Purchase Plan	14,780	148	14,072	-	-	14,220
Issuance of warrants to private placement agent				-	-
recorded as debt costs	-	-	194,057	-	-	194,057
on convertible debentures	-	-	1,316,334	-	-	1,316,334
to convert debentures	-	-	215,975	-	-	215,975
and restricted stock units	-	-	156,267	-	-	156,267
Foreign currency translation adjustment				36,864		36,864
Net loss	-	-	-	-	(3,823,060)	(3,823,060)
Comprehensive loss						(3,786,196)
Balance at June 30, 2009	6,696,992	$ 66,970	$ 203,151,364	$ 58,233	$ (201,585,341)	$ 1,691,226
Issuance of common stock for:
Employee Stock Purchase Plan	8,910	89	6,768	-	-	6,857
Vested restricted stock units	20,000	200	(200)	-	-	-
Exercise of employee stock options	7,993	80	8,313	-	-	8,393
Conversion of debentures	170,455	1,705	260,795	-	-	262,500
Cashless exercise of warrants	63,622	636	(636)	-	-	-
Exercise of warrants	101,209	1,012	138,322	-	-	139,334
Settlement of litigation	26,455	265	49,735	-	-	50,000
Consulting services	69,445	694	149,306	-	-	150,000
Stock based compensation on stock		-
options and restricted stock units	-	-	160,416	-	-	160,416
Sale of common stock and warrants, net	1,806,557	18,065	2,353,623	-	-	2,371,688
Foreign currency translation adjustment	-	-	-	(34,767)	-	(34,767)
Net loss	-	-	-	-	(560,959)	(560,959)
Comprehensive loss						(595,726)
Balance at June 30, 2010	8,971,638	$ 89,716	$ 206,277,806	$ 23,466	$ (202,146,300)	$ 4,244,688

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003 dcipolla@lightpath.com

CONTACT:  Jim Gaynor, President & CEO, or Dorothy Cipolla, CFO, dcipolla@lightpath.com, of LightPath Technologies, Inc., +1-407-382-4003,